EXHIBIT 10.46


                       SECURED PROMISSORY NOTE (1210)
                       ------------------------------


$21,000,000                                                 New York, New York
                                                             November 30, 1998


          FOR VALUE RECEIVED, GULFSTREAM AEROSPACE CORPORATION, a Georgia corporation (the "Borrower"), hereby promises to pay to THE CIT GROUP/EQUIPMENT FINANCING, INC., a New York corporation ("CIT "), or order, the principal amount of Twenty-One Million United States Dollars (US$21,000,000), in one hundred seven (107) consecutive equal monthly installments of principal, in arrears, commencing on the one year anniversary date of this Note, in the amount set forth on Schedule I hereto, and one (1) payment on the one hundred eighth (108th) Payment Date in the amount set forth on Schedule I hereto, together with interest on the amount of said principal sums remaining unpaid from time to time, payable in arrears commencing on the date of this Note, at an interest rate per annum equal to one and four tenths percent (1.4%) over one-month LIBOR (as defined below), but in no event greater than the rate of interest permitted pursuant to applicable Law (the "Interest Rate"). Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The date on which any payment shall be due hereunder shall be referred to as a "Payment Date". Notwithstanding the foregoing, the final payment made on this Note shall be in an amount sufficient to discharge in full the principal, premium, if any, and all accrued and unpaid interest on, and any other amounts due under this Note. Capitalized terms used herein and not defined herein shall have the meaning set forth in the Security Agreement (1210) dated as of November 30, 1998 (the "Security Agreement") between CIT and the Borrower.

          For purposes hereof, "LIBOR" shall mean the one-month London Interbank Offered Rate of major banks for deposits of U.S. dollars appearing on Telerate Page 3750 as of 11:00 a.m., London, England time, two
(2) Business Days prior to the beginning of the applicable interest Period (rounded to the nearest 1/100 of 1 percent). If such rate does not appear on the Telerate Page 3750, the rate for that Interest Period will be the last such rate that appeared on Telerate Page 3750, provided that if such rate did not appear on Telerate Page 3750 for a period of more than five Business Days prior to that date of determination, then the LIBOR Rate shall be determined from such source as CIT shall determine. "Telerate Page" means the display page so designated on the Telerate Service of Telerate Inc. (or such other market data vendor as may be nominated by CIT for the purpose of displaying rates or prices for U.S. dollar deposits for a period of one month).

          For purposes hereof, "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York (and, with respect to calculation of LIBOR, London, England) are required or authorized by law to be closed. If any payment under this Note becomes due and payable on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, together with interest at the Interest Rate with respect to such extension, provided, that if the result of such extension would be to extend such payment into another calendar month, such payment shall be made on the last Business Day of such calendar month.

          This Note shall be subject to mandatory prepayment as follows:

               (i) in whole as a result of the occurrence of an Event of Loss with respect to the Aircraft as provided in Section 3.14 of the Security Agreement;

               (ii) in whole upon the occurrence of an Event of Default as provided in the Security Agreement; or

          Upon the occurrence of any of the events set forth in clauses (i) and (ii) above, the Borrower shall pay all unpaid principal on this Note plus accrued interest thereon to the date of such payment.

          This Note may be voluntarily prepaid in whole by the Borrower on any Payment Date by (i) giving CIT prior written notice at least twenty
(20) Business Days prior to such Payment Date, and (ii) paying to CIT on such Payment Date all outstanding and unpaid principal and accrued and unpaid interest calculated on an actuarial basis, without premium or penalty.

          This Note shall bear interest, payable on demand, at the Interest Rate plus 2% (but in no event higher than the rate permitted by applicable
Law) on overdue principal, overdue premium, if any, and (to the extent permitted by applicable Law) overdue interest and any other amounts payable hereunder which are overdue from the date when due until the date of payment.

          Principal and interest and other amounts due hereunder shall be payable in immediately available funds at Bank of America, ABA Number:
121000358, for credit to: The CIT Group/Industrial Financing, Account Number 1233-5-18855, or at such other place as CIT shall have designated to the Borrower in writing. Each such payment shall be made on the date such payment is due and without any presentment or surrender of this Note, except that in the case of any final payment with respect to this Note, this Note shall be surrendered promptly thereafter by CIT to the Borrower. All such payments by the Borrower shall be free and clear of and without deduction for or on account of wire and other charges.

          This Note is the Note referred to in the Security Agreement and was issued by the Borrower pursuant to the terms of such agreement. Reference is hereby made to the Security Agreement for a description of the properties and assets in which a lien and security interest has been granted, a statement of the rights and obligations of the holder of, and the nature and extent of the security for this Note, to all of which terms and conditions in the Security Agreement the holder hereof agrees by its acceptance of this Note. Payment of this Note may be accelerated by CIT prior to the maturity of this Note under certain circumstances and conditions, in the manner and with the effect provided in the Security Agreement.

          Except as provided above the Borrower may not voluntarily prepay this Note in whole or in part. Any prepayments of this Note shall be applied first to accrued interest and then to installments of principal in inverse order of maturity.

          IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed on the day and year set forth below.


                                 GULFSTREAM AEROSPACE CORPORATION



                                 By: /s/ Chris A. Davis
                                    ---------------------------------
                                    Name:
                                    Title:  Chief Financial Officer

                                 Date:  November 30, 1998

                             SCHEDULE I (1210)
                             -----------------


               AMORTIZATION SCHEDULE FOR THE PROMISSORY NOTE